Exhibit 3



                                   NEWS RELEASE


         Monday,                         Contacts:     For First Union
         June 17, 1996                   Media         Paul Levine
                                                       (201) 565-2949
                                                       Jeep Bryant
                                                       (704) 374-2957
                                         Analysts      Leah Long
                                                       (704) 374-4353
                                                       For Center Finan-
                                                       cial
                                         Media and     Pat Sweet
                                         Analysts      (203) 578-6296


         FIRST UNION TO ACQUIRE $3.7 BILLION CENTER FINANCIAL WITH 46 BANKING OFFICES IN CONNECTICUT, 33 IN NEW HAVEN COUNTY

         STAMFORD, Conn., and WATERBURY, Conn., June 17 -- First Union Corporation (NYSE: FTU) and Center Financial Corporation
         (NASDAQ: CFCX) today announced a definitive merger agreement in which First Union would purchase Center Financial for ap-proximately $379 million.

         Center Financial Corporation of Waterbury is the holding com-pany for Centerbank, a state-chartered savings bank, which op-erates 46 offices in Connecticut, 33 of them in New Haven County. Centerbank also has offices in Litchfield (5), Fair-field (3), Middlesex (4) and Hartford (1) counties. At March 31, 1996, Center Financial Corporation reported assets of $3.7 billion and deposits of $2.5 billion. Following the merger, First Union will have the third largest deposit market share in the state, up from sixth. Center Financial also operates Cen-terbank Mortgage Company, which on March 31, 1996 had a mort-gage servicing portfolio of $7.5 billion and 30 offices across the country.

         In the transaction, which would be accounted for as a purchase, First Union would exchange shares of First Union common stock for each share of Center Financial common stock at a value equal to $25.44 per Center Financial share. The price repre-sents 1.65 times Center Financial's book value as of March 31, 1996 and 1.11 times Center Financial's market value at the close of business on June 14, 1996. First Union plans to pur-chase in the open market the number of First Union shares to be issued in the transaction.

         "We are delighted to be merging with First Union, an excep-tional organization that knows how to serve and please its cus-tomers," stated Robert J. Narkis, president and chief executive officer of Center Financial Corporation and chairman and chief executive officer of Centerbank. "Its product mix is top notch and it has been a pioneer in the development of alternative delivery systems through the use of new technologies."






         Thomas H. O'Brien, Jr., president and chief operating officer of First Union Bank of Connecticut, said, "Centerbank has a super consumer franchise and the number one market share in New
         Haven County.   The merger also will provide us entrance into
         the Meriden and Waterbury communities. This is an excellent in-market acquisition for us. We welcome the opportunity to serve Centerbank's customers."

         "Also essential to our decision is the shared philosophy that, not only is a company's community involvement good for busi-ness, but is the absolute right thing to do," added Mr. Narkis. Center Financial is well known for its leadership role in es-tablishing visioning projects in Meriden, New Haven and Water-bury. First Union Bank of Connecticut has a strong record of support for the communities across its franchise. In New Ha-ven, it has committed $10 million in loan and grant funds to the redevelopment of the Fair Haven neighborhood.

         Completion of the merger is expected in the fourth quarter of 1996, subject to approval of banking regulators and Center Fi-nancial shareholders, and other conditions of closing. The acquisition is expected to be accretive to First Union's 1997 earnings.

         First Union Bank of Connecticut, headquartered in Stamford, op-erates 65 offices, of which 15 are in New Haven County. At March 31, 1996, First Union Bank of Connecticut had $2.7 bil-lion in assets and deposits of $2.1 billion. Centerbank will be merged into First Union Bank of Connecticut.

         In connection with the execution of the merger agreement, Cen-ter Financial granted a stock option to First Union to pur-chase, under certain conditions, up to 19.9 percent of Center Financial's outstanding shares at an exercise price of $22.875 per share.

         Center Financial Corporation is the holding company for Center-bank, Centerbank Mortgage Company, Center Capital Corporation and Affiliated Business Credit Corporation. It recently signed agreements with Edwards Super Food Stores and Big Y Foods, Inc. to place full-service branches in their stores located in Clin-ton, Meriden, Monroe, Naugatuck, Orange, Shelton and Southing-ton.

         Centerbank Mortgage Company is a full-service mortgage banking company with a residential servicing portfolio of $7.5 billion. Center Capital Corporation is an equipment leasing firm that provides lease financing services nationwide to manufacturers and end-users of capital equipment. Affiliated Business Credit Corporation is a commercial finance company serving the North-east.

         First Union Corporation, of Charlotte, N.C., is the sixth larg-est United States banking company with assets of $131 billion as of March 31, 1996, and offices in 12 eastern states, stretching from Connecticut to Florida, as well as in the Dis-trict of Columbia.